CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (“Agreement”), dated as of the date of signature of the last party to sign, by and between Liquidity Services, Inc., a Delaware corporation (the “Company”), and _______________ (the “Employee”).

WHEREAS, the Company wishes to employ the Employee or, if the Employee is already employed by the Company, the Company wishes to continue to employ the Employee;

WHEREAS, the Company desires to set forth the general terms of the Employee’s employment with the Company in connection with a Change in Control (as defined below);

WHEREAS, the Company and the Employee entered into the following agreements: the Amended and Restated Executive Employment Agreement, dated as of the date hereof (the “Employment Agreement”), the Indemnification Agreement, dated as of the date hereof (the “Indemnification Agreement”), and the Employee Agreement Regarding Confidentiality, Intellectual Property and Competitive Activities, dated as of the date hereof (the “Confidentiality & Non-Compete Agreement”);

WHEREAS, the Employee is a key employee who is expected to make, or continue to make, major contributions to the profitability, growth and financial strength of the Company and its Subsidiaries (as that term is hereafter defined);

WHEREAS, the Company recognizes that, as is the case for most publicly held companies, the possibility of a Change in Control (as that term is hereafter defined) exists;

WHEREAS, the Company desires to assure itself and its Subsidiaries of both present and future continuity of management in the event of a Change in Control and desires to establish certain minimum compensation rights for key employees, including the Employee, applicable in the event of a Change in Control;

WHEREAS, the Company wishes to ensure that key employees are not practically disabled from discharging their duties upon a Change in Control; and

WHEREAS, the Employee is willing to render services on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and conditions herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

1.
Certain Definitions. For the purposes of this Agreement, the following terms shall have the respective meanings set forth below:
(a)
“Board” means the Board of Directors of the Company.
(a)
“Cause” has the meaning provided for such term in the Equity Plan.

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(b)
“Change in Control” has the same meaning as provided for the term “Corporate Transaction” in the Equity Plan.
(c)
“Code” means the Internal Revenue Code of 1986, as amended.
(d)
“Date of Termination” means the date on which the Employee incurs a “separation from service,” within the meaning of Code Section 409A, with the Company and its Subsidiaries.
(e)
“Disabled” means the Employee has become permanently disabled within the meaning of, and begins actually to receive disability benefits pursuant to, the long-term disability plan in effect immediately prior to the Change in Control for key employees of the Company and its Subsidiaries.
(f)
“Equity Plan” means the Company’s Third Amended and Restated 2006 Omnibus Long-Term Incentive Plan, as amended, and any successor plan.
(g)
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(h)
“Good Reason” has the meaning provided for such term in the Equity Plan; provided, however, clause (3) of the Equity Plan shall be interpreted in the case of the Company’s relocation of an Employee’s primary work location (including home office location if remote work is permitted for such Employee) to a location more than fifty (50) miles from his, her or their location immediately prior to the Change in Control and Employee is not afforded the opportunity to work remotely from Employee’s home office location. An Employee is not entitled to assert that her, his or their termination is for Good Reason unless the Employee gives the Company written notice of the event or events that are the basis for such claim within ninety (90) days after the event or events occur, describing such claim in reasonably sufficient detail to allow the Company to address the event or events and a period of not less than thirty (30) days after to cure the alleged condition, the Company fails to cure such event or events within 30 days of such written notice, and Employee must actually terminate Employee’s employment within 90 days of the initial existence of such event or events.
(i)
“Change in Control Severance Amount” means the amount resulting from multiplying: (1) 1.5 times (2) the sum of (i) the Employee’s Base Salary and (ii) the dollar amount that would have been paid to Employee under the Company’s Annual Incentive Plan in the fiscal year of the Change in Control as such plan was in effect immediately prior to the Change in Control, and assuming that the one hundred percent (100%) of the target level of performance under such plan was achieved.
(j)
“Subsidiary” means a corporation, company or other entity (i) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than fifty percent (50%) of whose

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ownership interest representing the right generally to make decisions for such other entity is, now or hereafter owned or controlled, directly or indirectly, by the Company, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.
(k)
“Term” means the period commencing as of the date of this Agreement and expiring as of the third anniversary following a Change in Control. Notwithstanding the foregoing, subject to Section 11, if, at any time prior to a Change in Control, the Employee for any reason is no longer an employee of the Company or a Subsidiary, thereupon the Term shall be deemed to have expired effective as of the date of the Employee’s separation from employment.
2.
Acknowledgment of Consideration. The Employee agrees that this Agreement was entered into for good and valuable consideration, including, but not limited to the Company’s employment or continued employment of the Employee, the Company’s provision of Confidential Information (as that term is defined in the Confidentiality & Non-Compete Agreement) to the Employee, and the compensation and benefits associated with that employment.
3.
Employment Prior to a Change in Control. Prior to a Change in Control, the following terms shall govern the Employee’s employment.
(a)
Employment. The Employee is employed subject to the terms of the Employment Agreement. The Employee understands and agrees that nothing in this Agreement constitutes an express or implied contract, or any promise or commitment, guaranteeing continued employment with the Company.
(b)
General Employment Duties. The Employee agrees to diligently perform her, his or their job duties as may be assigned by the Company to the best of Employee’s ability. The Employee will keep informed of the Company’s policies, procedures, and practices, and will comply with them at all times. The Employee also agrees that, while employed by the Company, the Employee shall not engage in any activity that might impair or otherwise interfere with the proper performance of the Employee’s duties or responsibilities.
4.
Employment Following a Change in Control. Effective only upon a Change in Control, the following terms shall apply:
(a)
The Employee shall devote substantially all of her, his or their time during normal business hours (subject to vacations, sick leave and other absences in accordance with the policies of the Company and its Subsidiaries as in effect for key employees immediately prior to the Change in Control) to the business and affairs of the Company and its Subsidiaries, but nothing in this Agreement shall preclude the Employee from devoting reasonable periods of time during normal business hours to (i) serving as a director, trustee or member of or participant in any organization or business so long as such activity is not directly competitive with the business of

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the Company as then being carried on, (ii) engaging in charitable and community activities, or (iii) managing her, his or their personal investments.
(b)
For her, his or their services pursuant to Section 4(a), the Employee shall (i) be paid an annual base salary at a rate not less than the Employee’s annual fixed or base compensation (payable monthly or otherwise as in effect for key employees of the Company immediately prior to the occurrence of a Change in Control) or such higher rate as may be approved from time to time by the Board, the Compensation Committee thereof or management (which base salary at such rate is herein referred to as “Base Salary”) and (ii) have a bona fide opportunity to earn an annual amount equal to not less than the annual cash incentive or other opportunity for payments of cash compensation in addition to the amounts referred to in clause (i) above made or to be made in regard to services rendered in any calendar year during the year in which the Change in Control occurred pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar policy, plan, program or arrangement of the Company or any Subsidiary or any successor thereto providing an annual target cash bonus opportunity at least equal to the cash incentive award opportunity payable thereunder (in both value and achievability) prior to a Change in Control (“Target Incentive Pay”); provided, however, that with the prior written consent of the Employee, nothing herein shall preclude a change in the mix between Base Salary and Target Incentive Pay so long as the aggregate annual cash compensation opportunity for the Employee in any one calendar year is not reduced in connection therewith or as a result thereof; and provided further, however, that in no event shall any increase in the Employee’s aggregate cash compensation or any portion thereof in any way diminish any other obligation of the Company under this Agreement.
(c)
For her, his or their services pursuant to Section 4(a), the Employee shall be a full participant in, and shall be entitled to the perquisites, benefits and service credit for benefits as provided under, any and all employee retirement, income and welfare benefit policies, plans, programs or arrangements in which key employees of the Company or its Subsidiaries participate, including without limitation any stock option, stock purchase, stock appreciation, restricted stock grant, savings, pension, supplemental retirement or other retirement, income or welfare benefit, deferred compensation, group and/or executive life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company or any Subsidiary), disability, salary continuation, expense reimbursement, financial planning and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs, or arrangements that may be adopted hereafter by the Company or any Subsidiary providing perquisites, benefits and service credit for benefits at least equal to those provided or are payable thereunder prior to a Change in Control (collectively, “Employee Benefits”). If and to the extent such perquisites, benefits or service credit for benefits are not payable or provided under any such policy, plan, program or arrangement as a result of the amendment or termination thereof, then the Company shall itself pay or provide therefor. Nothing in this Agreement shall preclude improvement or enhancement of any such Employee Benefits, provided

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that no such improvement shall in any way diminish any other obligation of the Company under this Agreement.
5.
Termination of Employment Following a Change in Control.
(a)
Death or Disability. The Employee’s employment shall terminate automatically if the Employee dies or becomes Disabled following a Change in Control.
(b)
Cause. The Company may terminate the Employee’s employment for Cause or without Cause following a Change in Control.
(c)
Good Reason. The Employee’s employment may be terminated by the Employee for Good Reason or by the Employee voluntarily without Good Reason following a Change in Control, provided that the Employee is not entitled to assert that her, his or their termination is for Good Reason unless the Employee gives the Company written notice of the event or events that are the basis for such claim within ninety (90) days after the event or events occur, describing such claim in reasonably sufficient detail to allow the Company to address the event or events and a period of not less than thirty (30) days after to cure the alleged condition, the Company fails to cure such event or events within 30 days of such written notice, and Employee must actually terminate Executive’s employment within 90 days of the initial existence of such event or events.
(d)
Notice of Termination. Any termination by the Company for Cause, or by the Employee for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(b). “Notice of Termination” means a written notice that (1) indicates the specific termination provision in this Agreement relied upon, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated, and (3) if the termination date is other than the date of receipt of such notice, specifies the termination date (which termination date shall be not more than thirty (30) days after the giving of such notice). The failure by the Employee or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Employee or the Company, respectively, hereunder or preclude the Employee or the Company, respectively, from asserting such fact or circumstance in enforcing the Employee’s or the Company’s respective rights hereunder.
6.
Exclusive Obligations of the Company upon Certain Terminations Following a Change in Control.
(a)
Good Reason by Employee; Other Than for Cause. If, during the one (1) year period following a Change in Control, (X) the Company terminates the Employee’s employment other than for Cause, death, or Disability or (Y) the Employee resigns for Good Reason, the Company shall pay to the Employee (or the Employee’s estate or beneficiary, in the event of the Employee’s death after

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the Date of Termination), at the time specified herein (except as otherwise provided by Section 13(d)), the following amounts:
(1)
a lump sum payment equal to the Change in Control Severance Amount; and
(2)
a lump sum payment equal to: (A) the dollar amount that would have been paid to Employee under the Company’s Annual Incentive Plan in the fiscal year of termination and assuming that one hundred percent (100%) of the target level of performance under such plan was achieved; multiplied by (B) a fraction, the numerator of which is the total number of full and partial months during which the Employee was employed in the fiscal year in which the termination occurs and the denominator of which is 12; and
(3)
a lump sum payment reflecting the aggregate amount of twelve (12) months of the total premium that Employee would be required to pay to maintain coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for the plan options that Employee was enrolled in under the Company’s group medical plan as of the Date of Termination, less the aggregate amount of twelve (12) months of the Employee’s monthly premium contribution for participation in such plan as was in effect immediately prior to the Date of Termination. For the avoidance of doubt, it is Employee’s sole responsibility to enroll in COBRA coverage and pay all premiums associated with such coverage at Employee’s sole cost and expense. The Company’s sole obligation under this Section 6(a)(3) is to make the payment specified herein and Company shall not be obligated to make payments for benefits in which Employee had not been enrolled at the time of termination.

The payments to be made under this Section 6(a) shall be payable and shall start being provided within sixty (60) calendar days following the Date of Termination, provided all conditions to payment have been satisfied. If such sixty (60) day period begins in one calendar year and ends in the following calendar year, the Employee shall not have the right to designate the calendar year of payment of any lump sum amount.

In addition to the above payments, all outstanding shares of Restricted Stock shall be deemed to have vested, all Stock Units shall be deemed to have vested and the shares of Stock underlying such Stock Units shall be delivered to Employee, and all Options and SARs outstanding shall become immediately exercisable and shall remain exercisable until the earlier of one (1) year following such termination or the expiration date of such Option or SAR. The terms Restricted Stock, Stock Units, Stock, Options and SARs shall have the meanings provided for them in the Equity Plan.

(b)
Release. As a condition to receiving payments under this Section 6 and the other benefits provided therein, no later than forty-five (45) days after having been

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presented such release by the Company, the Employee shall have executed and delivered to the Company a general release of claims in favor of the Company, its current and former Subsidiaries, affiliates and stockholders, and the current and former directors, officers, employees and agents of the Company in substantially the form set forth on Exhibit A attached hereto, and the Employee’s general release shall have become irrevocable.
(c)
Failure to Pay. Without limiting the rights of the Employee at law or in equity, if the Company fails to make any payment required to be made under Sections 4 and 6 of this Agreement on a timely basis, the Company shall pay interest on the amount thereof to the Employee until the date such payment is made at an annualized rate of interest equal to twelve percent (12%).
7.
No Set-Off; Company’s Obligations; Mitigation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against the Employee or others. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Employee obtains other employment.
8.
Indemnification of Legal Fees. Effective only upon a Change in Control, it is the intent of the Company that the Employee will not be required to incur the expenses associated with the enforcement of her, his or their rights under this Agreement following such a Change in Control by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits and payments intended to be extended to the Employee hereunder following a Change in Control. Accordingly, following a Change in Control if it should appear to the Employee that the Company has failed to comply with any of its obligations under this Agreement which arose following a Change in Control or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation designed to deny, or to recover from, the Employee the benefits intended to be provided to the Employee hereunder, the Company irrevocably authorizes the Employee from time to time to retain counsel of her, his or their choice, at the expense of the Company as hereafter provided, to represent the Employee in connection with the initiation or defense of any litigation or other legal action with respect to this Agreement, whether by or against the Company, or any Subsidiary, director, officer, stockholder or other person affiliated with the Company. Following a Change in Control, the Company shall pay or cause to be paid and shall be solely responsible for any and all attorneys’ and related fees and expenses incurred by the Employee as a result of the Company’s failure to perform this Agreement or any provision of this Agreement or as a result of the Company or any person contesting the validity or enforceability of this Agreement or any provision of this Agreement.

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9.
Code Section 280G Matters.
(a)
Notwithstanding any other provision of this Agreement or other agreement, contract, or understanding heretofore or hereafter entered into by the Employee with the Company or any Subsidiary, except an agreement, contract, or understanding that expressly addresses Section 280G or Section 4999 of the Code (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Employee (including groups or classes of employees or beneficiaries of which the Employee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Employee (a “Benefit Arrangement”), if the Employee is a “disqualified individual,” as defined in Section 280G(c) of the Code, any right to receive any payment or other benefit under this Agreement shall not become due (i) to the extent that such right to payment or benefit, taking into account all other rights, payments, or benefits to or for the Employee under this Agreement, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Employee under this Agreement to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”), and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Employee from the Company under this Agreement, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Employee without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to payment or benefit under this Agreement, in conjunction with all other rights, payments, or benefits to or for the Employee under any Other Agreement or any Benefit Arrangement would cause the Employee to be considered to have received a Parachute Payment under this Agreement that would have the effect of decreasing the after-tax amount received by the Employee as described in clause (ii) of the preceding sentence, then the Employee shall have the right, in the Employee’s sole discretion, to designate those rights, payments, or benefits under this Agreement, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Employee under this Agreement be deemed to be a Parachute Payment.
(b)
At the time that payments are made under this Agreement, the Company will provide the Employee with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations, including any opinions or other advice the Company received from tax counsel, its auditor, or other advisors or consultants (and any such opinions or advice which are in writing will be attached to the statement). All such calculations and opinions shall be binding on the Company and the Employee.
10.
Covenants of Employee.
(a)
Non-Disparagement. Employee shall not, at any time while employed by the Company or a Subsidiary or thereafter make statements or representations, or

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otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Company, a Subsidiary or their respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing in this Agreement shall preclude Employee from making truthful statements that are required by applicable law, regulation or legal process.
(b)
Employee Disclosure. Notwithstanding the foregoing, nothing in this Agreement prohibits, limits, or restricts, or shall be construed to prohibit, limit, or restrict, Employee from exercising any legally protected whistleblower rights (including pursuant to Section 21F of the Exchange Act and the rules and regulations thereunder), without notice to or consent from the Company. Moreover, the federal Defend Trade Secrets Act of 2016 immunizes Employee against criminal and civil liability under federal or state trade secret laws - under certain circumstances - if Employee discloses a trade secret for the purpose of reporting a suspected violation of law. Immunity is available if Employee discloses a trade secret in either of these two circumstances: (1) Employee discloses the trade secret (a) in confidence, (b) directly or indirectly to a government official (federal, state or local) or to a lawyer, and (c) solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a legal proceeding, Employee discloses the trade secret in the complaint or other documents filed in the case, so long as the document is filed “under seal” (meaning that it is not accessible to the public).
(c)
Reasonableness of Restrictions. The Employee acknowledges that he or she has carefully considered the nature and extent of the restrictions upon him or her, and the rights and remedies conferred upon the Company in this Agreement, and acknowledges and agrees that the same: (i) are reasonable in scope, territory, and duration; (ii) are designed to eliminate competition which otherwise would be unfair to the Company; (iii) do not stifle her, his or their inherent skill and experience; (iv) would not operate as a bar to her, his or their sole means of support; (v) are fully required to protect the legitimate interests of the Company; and (vi) do not confer a benefit upon the Company disproportionate to the detriment of the Employee. Notwithstanding the foregoing, to the extent Employee is employed in the State of California upon the execution of this Agreement, Sections 10(b) and 10(c) are not applicable.
11.
Employment Rights. Nothing expressed or implied in this Agreement shall create any right or duty on the part of the Company or the Employee to have the Employee remain in the employment of the Company or any Subsidiary prior to or after any Change in Control; provided, however, that any termination of employment of the Employee or the removal of the Employee from such Employee’s office or position (other than a termination by the Company for Cause, or termination for death or Disability) in the three (3) month period preceding a Change in Control shall be deemed to be a termination or removal of the Employee after a Change in Control for purposes of this Agreement.
12.
Successors.

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(a)
The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but shall not otherwise be assignable, transferable or delegable by the Company.
(b)
This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees or legatees.
(c)
This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Section 12(a). Without limiting the generality of the foregoing, the Employee’s right to receive payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by her, his or their will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 12(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.
(d)
The Company and the Employee recognize that each party will have no adequate remedy at law for breach by the other of any of the agreements contained herein and, in the event of any such breach, the Company and the Employee hereby agree and consent that the other shall be entitled to a decree of specific performance, mandamus or other appropriate remedy to enforce performance of this Agreement.
13.
Miscellaneous.
(a)
Applicable Law, Forum, Venue and Jurisdiction. This Agreement and all matters relating to Employee’s employment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof. Each party to this Agreement (i) consents to the personal jurisdiction of the state and federal courts having jurisdiction in New Castle County, Delaware, (ii) stipulates that the proper, exclusive, and convenient forum and venue for legal adjudication of any issue arising out of this Agreement or relating to claims between the parties is New Castle County, Delaware for state court proceedings, and the United States District Court for the District of Delaware, for federal district court proceedings, and (iii) waives any defense, whether asserted by a motion or

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pleading, that New Castle County, Delaware, or the United States District Court for the District of Delaware, is an improper or inconvenient venue.
(b)
Notices. Any notices, requests, demands, or other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Employee at the last address he or she has filed in writing with the Company or, in the case of the Company, at its principal offices.
(c)
Invalidity or Unenforceability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Any invalid or unenforceable provision shall be deemed severed from this Agreement to the extent of its invalidity or unenforceability, and this Agreement shall be construed and enforced as if the Agreement did not contain that particular provision to the extent of its invalidity or unenforceability, provided that in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
(d)
Code Section 409A Matters. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding any provisions of this Agreement to the contrary, to the extent required in order to avoid accelerated taxation or tax penalties under Section 409A of the Code, the Employee shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to the Employee under Section 6 of this Agreement until the Employee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to the Employee under this Agreement shall be paid to the Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Employee) during any one year may not affect amounts reimbursable or provided in any subsequent year; provided, however, that with respect to any reimbursements for any taxes which the Employee would become entitled to under the terms of the Agreement, the payment of such reimbursements shall be made by the Company no later than the end of the calendar year following the calendar year in which the Employee remits the related taxes were incurred. Notwithstanding any provisions of this Agreement to the contrary, if the Employee is a “specified employee” (within the meaning of Section 409A of the Code and determined pursuant to any policies

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adopted by the Company consistent with Section 409A of the Code), at the time of the Employee’s separation from service and if any portion of the payments or benefits to be received by the Employee upon separation from service would be considered deferred compensation under Section 409A of the Code and cannot be paid or provided to the Employee during the six-month period immediately following the Employee’s separation from service without the Employee incurring taxes, interest or penalties under Section 409A of the Code, such amounts that would otherwise be payable pursuant to this Agreement and benefits that would otherwise be provided pursuant to this Agreement, in each case, during the six-month period immediately following the Employee’s separation from service will instead be paid or made available on the earlier of (i) first business day after the date that is six (6) months following the Employee’s separation from service and (ii) the Employee’s death.
(e)
Withholding. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.
(f)
Original Grant Agreements. Except as otherwise provided herein, treatment of outstanding long-term equity incentive awards shall be in accordance with the terms and conditions of the award agreements and plan pursuant to which the incentives were granted.
(g)
Amendment. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Employee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
(h)
At Will Employment. The Employee and the Company acknowledge that, except as provided in any other written agreement between the Employee and the Company, the employment of the Employee by the Company is “at will” and, prior to or after the occurrence of a Change in Control, the Employee’s employment may be terminated by either the Employee or the Company at any time.
(i)
Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter of this Agreement and replaces any and all prior agreements pertaining thereto between the Employee and the Company.
(j)
Coordination with Other Plans and Agreements. The Employment Agreement shall be in full force and effect and to the extent there are inconsistences between this Agreement and the Employment Agreement, the terms of this Agreement shall control. To the extent (and only to the extent) that a payment or benefit that is to be provided under this Agreement has been paid or provided for the same purpose under the terms of another applicable plan, program, agreement or arrangement,

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including any employment or severance agreement between the Employee and the Company, then the payment or benefit provided under this Agreement shall be reduced by the payments or benefits made under such applicable plan, program, agreement or arrangement. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter of this Agreement have been made by either party which are not set forth expressly in this Agreement.

[Remainder of page intentionally left blank; signature page follows.]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

EMPLOYEE LIQUIDITY SERVICES, INC.

By:

Name:

Title:

Date: Date:

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EXHIBIT A TO CHANGE IN CONTROL AGREEMENT

FORM OF RELEASE AGREEMENT

This release (the “Release”) is entered into by Liquidity Services, Inc. (the “Company”) and _______ (“Employee”) pursuant to the Change in Control Agreement between the Company and Employee, effective as of _______________ (the “CIC Agreement”). This is the Release referenced in Section 6(b) of the CIC Agreement.

In exchange for and as a condition of receiving the payments and benefits set forth in Section 6(a) of the CIC Agreement, the parties agree as follows:

1. Release and Covenant Not To Sue. Employee, on behalf of Employee’s self and Employee’s heirs, administrators, executors, and assigns, forever releases the Company and its subsidiaries and each of the Company’s and its subsidiaries’ successors, assigns, predecessors, affiliates, divisions, directors, officers, shareholders, employees, representatives, agents, counsel, and insurers, and any persons acting with them (collectively “Released Parties”) from, and covenants not to bring suit or otherwise institute legal proceedings against any of them arising in whole or in part from, all claims that Employee now has or may have or that Employee may hereafter have of any nature whatsoever, that arose out of or are related to any matter occurring prior to the Effective Date (as defined below), be they common law or statutory, legal or equitable, in contract or tort, including but not limited to: (a) all claims arising out of or in any way relating to Employee’s employment with or separation of employment from the Company or its affiliates; (b) all claims for compensation or benefits, including salary, commissions, bonuses, vacation pay, expense reimbursements, severance pay, fringe benefits, stock options, restricted stock units or any other ownership interests in the Company or its affiliates, including, without limitation, any claims arising under any employment agreement between the Company and Employee or the CIC Agreement; (c) all claims for breach of under any employment agreement between the Company and Employee or the CIC Agreement or other breach of contract, wrongful termination, breach of the implied covenant of good faith and fair dealing or breach of any policy, plan or practice; (d) all tort claims, including claims for fraud, defamation, invasion of privacy and emotional distress; (e) all other common law claims; and (f) all claims (including claims for discrimination, harassment, retaliation, attorney’s fees, expenses or otherwise) that were or could have been asserted by Employee or on Employee’s behalf in any federal, state, or local court, commission, or agency, or under any federal, state, local, employment, services or other law, regulation, ordinance, constitutional provision, executive order or other source of law, including without limitation under any of the following laws, as amended from time to time: (i) the Age Discrimination in Employment Act of 1967, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Civil Rights Act of 1991, as amended; (iv) Sections 1981 through 1988 of Title 42 of the United States Code, as amended; (v) the Employee Retirement Income Security Act of 1974, as amended; (vi) the Immigration Reform Control Act, as amended; (vii) the Americans with Disabilities Act of 1990, as amended; (viii) the National Labor Relations Act, as amended; (ix) the Occupational Safety and Health Act, as amended; (x) the Fair Labor Standards Act; (xi) New York Human Rights Law; (xii) the West Virginia Human Rights Act; (xiii) Massachusetts Wage Act; (xiv) S.D. Codified Laws § 20-7-11; (xv) N.D. Cent. Code § 9-13-02; (xvi) any state or federal, state or local anti-discrimination law, (xvii) any state or federal, state or local wage and hour, overage or payment law; (xviii) any other local, state or federal law, regulation or ordinance in the United States of America and in any jurisdiction anywhere in the world; (xix) any public policy, contract, tort, or common law claim; (g) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in the matters referenced herein; and (h) any and all claims the Employee may have arising as the result of any alleged breach of contract, compensation, incentive, bonus or commission plan or agreement with any Released Party (collectively, the “Released Claims”). This Release does not waive any claims in respect of (A) rights to indemnification and to be held harmless and be defended by the Company pursuant to its charter and bylaws and/or any indemnification agreement between Executive and any of the Released Parties, to the extent that Employee is entitled thereto, (B) directors or officers insurance rights to which Employee, to the extent that Employee is entitled thereto, (C) rights that Executive has in his capacity as a securityholder of any of the Released Parties, (D) rights under this Release, to the extent that Executive is entitled thereto, (E) rights under this CIC Agreement, including rights under Section 6(a) of the CIC Agreement for which this Release is required, to the extent that Executive is entitled thereto, (H) rights to any vested benefits under any long-term equity incentive compensation plan, annual incentive plan or other employee plan or benefit or arrangement of, or sponsored by, any of the Released Parties, or (I) rights that cannot be waived by law.

Employee hereby represents and warrants that (s)he has not filed or reported any claims or complaints in any forum and that (s)he has not assigned to any third party or filed with any agency or court any claim released by this Section, except for any claims, reports or information filed with or provided to the Securities and Exchange Commission (the “SEC”) or other government agency or court confidentially pursuant to Section 21F of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Employee is not waiving any claim for workers’ compensation, although Employee acknowledges (s)he has not sustained a work-related injury or illness and has no intent to file a claim against the Company as a result of any work-related injury or illness sustained in the course of her, his, or their employment with the Company. Nothing in this Release prohibits Employee from filing a charge with the Equal Employment Opportunity Commission, National Labor Relations Board or a comparable state or local administrative agency related to Employee’s employment or separation of employment. Employee does forever waive Employee’s right to recover or receive any monetary damages, attorneys’ fees, back pay, reinstatement or injunctive relief from the Released Parties relating to any matter whatsoever up to the date of this Agreement. However, nothing in this Release (i) prohibits, limits or restricts, or shall be construed to prohibit, limit or restrict, Employee from exercising any legally protected whistleblower rights (including pursuant to Section 21F of the Exchange Act and the rules and regulations thereunder), without notice to or consent from the Company, or (ii) to the extent required by law, prohibits or shall be construed to prohibit Employee from receiving a reward from the SEC or other applicable government agency pursuant to Section 21F of the Exchange Act or other applicable whistleblower or other law or regulation in connection therewith.

Wavier of Unknown Claims. If and to the extent Employee is a resident of California or California law may apply to this Agreement, Employee understands and expressly agrees that this Agreement extends to all claims of every nature and kind whatsoever, known and unknown, suspected or unsuspected, past or present, which the Employee has or may have against the

Released Parties, and the Employee hereby knowingly waives any and all rights and protections under Section 1542 of the California Civil Code, which states:

1542. GENERAL RELEASE - CLAIMS EXTINGUISHED.

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HER, HIS OR THEIR SETTLEMENT WITH THE DEBTOR.

Employee agrees that this waiver is an essential and material term of this Release, without which this document would not have been executed. For all purposes of this Release, the term “creditor” as used and referred to in Section 1542 of the California Civil Code means and includes Employee

2. Consideration of Agreement by Employee.

(a) The Company hereby advises Employee and Employee acknowledges that Employee has been so advised, to consult with an attorney before executing this Release.

(b) Employee acknowledges that, before entering into this Release, Employee had twenty-one (21) calendar days after receipt of this Release (the “Consideration Period”) to consider this Release before signing it. Employee and the Company agree that no changes to this Release will re-start the Consideration Period. If Employee signs this Release, the date on which (s)he signs the Release shall be the “Execution Date.” In the event Employee executes and returns this Release prior to the end of the Consideration Period, (s)he acknowledges that Employee’s decision to do so was voluntary and that (s)he had the opportunity to consider this Release for the entire Consideration Period. If Employee works from West Virginia, Employee acknowledges receipt of the toll-free West Virginia State Bar Association phone number 1-866-989-8227.

(c) The Parties agree that this Release will not become effective until seven (7) calendar days (or, if Employee works from the State of Minnesota fifteen (15) calendar days) after the Execution Date and that Employee may, within seven (7) calendar days (or, if Employee works from the State of Minnesota fifteen (15) calendar days) after the Execution Date, revoke the Release in its entirety by providing written notice to the Chief Executive Officer at the Company. If written notice of revocation is not received by the Company by the 8th day (or, if Employee works from the State of Minnesota by the sixteenth (16) calendar day) after the execution of this Release, this Release will become effective and enforceable on that day (the “Effective Date”).

[Signature Page Follows]

Employee represents and agrees that he has fully read and understands the meaning of this Release and is voluntarily entering into this Release with the intention of giving up all claims against the Released Parties.

EMPLOYEE LIQUIDITY SERVICES, INC.

By:

Name:

Title:

Date: Date: